                                                                                        Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
 AGREEMENT TO INCREASE CREDIT FACILITY TO $550
 MILLION

Undrawn Commitment to Increase to $419 million

New York, New York, June 1, 2006 - Genco Shipping & Trading Limited (NASDAQ: GSTL) today announced that the Company has entered into an agreement to increase its credit facility to $550 million from $450 million. The increase in the facility amount will result in the Company having an undrawn commitment of $419 million.

All other material terms of the ten-year facility, which was initially put in place in July 2005 and underwritten by a syndicate of commercial lenders consisting of Nordea Bank Finland Plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited, remain unchanged. The agreement to increase the credit facility is conditioned on the execution of definitive security and other supporting documents satisfactory to all of the parties.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to further increase our financial flexibility while retaining the favorable terms of the original facility which includes a six year non-amortization period and low relative interest rate. Our total proforma liquidity of $459 million combined with our net debt-to-capital ratio of 21% as of March 31, 2006 positions the Company well to continue to consolidate the drybulk shipping industry without having to rely on the equity markets. We remain committed to continue to actively seek transactions that meet stringent financial criteria related to cash flow and earnings accretion as well as return on capital.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 17 drybulk carriers, consisting of five Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 839,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the Company’s ability to fulfill the conditions to effectiveness of the agreement mentioned above, including without limitation the terms and conditions of any definitive security or other supporting documents relating to such agreement, and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K.